Exhibit 10.13
FIRST AMENDMENT TO OFFICE LEASE
This FIRST AMENDMENT TO OFFICE LEASE (this "Amendment") is made as of the 31st day of October, 2021 (the "Effective Date"), by and between 601W SULLIVAN LLC, BLUTH SULLIVAN LLC and SILVER SULLIVAN LLC, each a Delaware limited liability company, as tenants in common (collectively, "Landlord"), and BASIS GLOBAL TECHNOLOGIES, INC., a Delaware corporation, f/k/a Centro, Inc., a Delaware corporation ("Tenant").
WITNESSETH:
WHEREAS, Landlord (as successor-in-interest to One South State Propco, L.L.C., a Delaware limited liability company) and Tenant (formerly known as Centro, Inc., a Delaware corporation) entered into that certain Office Lease dated as of February 17, 2015 (the "Original Lease", and, as amended by this Amendment, the "Lease"), demising a total of 70,107 rentable square feet of space on the sixth floor (the "Premises") in the building commonly known as both 36 South Wabash Avenue, Chicago, Illinois, and 33 South State Street, Chicago, Illinois, both of which are part of the Sullivan Center (the "Building"), for a term (the "Term") currently scheduled to expire on October 31, 2025; and
WHEREAS, Landlord and Tenant have agreed to make certain modifications to: (i) extend the Term of the Lease; (ii) modify Base Rent payable under the Lease; (iii) provide Tenant with revised rights to terminate the Lease and contract the Premises; and (iv) make other modifications to the Lease as further set forth below;
NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.    Recitals. The recitals set forth above are by this reference incorporated herein as if fully set forth herein. Defined Terms. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms as in the Lease. In addition, the defined terms set forth in Exhibit A and Exhibit B, attached hereto, are incorporated by this reference.
3.    Extension. The Term of the Lease is hereby extended for a period of sixty (60) months (the "First Extension Term") beginning on November 1, 2025 (the "First Extension Term Commencement Date") and ending on October 31, 2030 ("First Extension Term Termination Date"), unless sooner terminated in accordance with the terms of the Lease, as hereby amended. From and after the Effective Date of this Amendment, all references in the Original Lease and this Amendment to the "expiration of the Term", the "expiration of the Lease", or any similar expression shall be deemed to refer to the First Extension Term Termination Date and any references to the Termination Date, as such term is defined in the Original Lease, shall be deleted in their entirety and replaced with the First Extension Term Termination Date.
4.    Condition of the Premises. Tenant acknowledges and agrees that it shall, unless otherwise provided in this Amendment, retain possession of the Premises in an "as-is" condition, without any representations from Landlord as to the repair or the condition of the Premises or with respect to the suitability or fitness of the Premises for Tenant's use. Tenant's retaining possession of the Premises shall be conclusive evidence that the Premises is in good order and satisfactory condition. Except as otherwise provided in this

Amendment, no agreement of Landlord, the managing or leasing agent of the Building or their respective agents, partners or employees to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representations regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or such other parties or relied upon by Tenant except as set forth in the Lease.
5.    Base Rent. Commencing on November 1, 2021 (the "Adjustment Date") and thereafter, but subject to the Rent Abatement as provided in Section 6 hereof, Tenant shall pay Base Rent for the Premises in the amounts and periods set forth in the following schedule:

Period	Annual Base Rent per Square Foot	Annual Base Rent	Monthly Base Rent
November 1, 2021 - October 31, 2022	$ 18.00	$ 1,261,926.00	$ 105,160.50
November 1, 2022 - October 31, 2023	$ 18.50	$ 1,296,979.50	$ 108,081.63
November 1, 2023 - October 31, 2024	$ 19.00	$ 1,332,033.00	$ 111,002.75
November 1, 2024 - October 31, 2025	$ 19.50	$ 1,367,086.50	$ 113,923.88
November 1, 2025 - October 31, 2026	$ 20.00	$ 1,402,140.00	$ 116,845.00
November 1, 2026 - October 31, 2027	$ 20.50	$ 1,437,193.50	$ 119,766.13
November 1, 2027 - October 31, 2028	$ 21.00	$ 1,472,247.00	$ 122,687.25
November 1, 2028 - October 31, 2029	$ 21.50	$ 1,507,300.50	$ 125,608.38
November 1, 2029 - October 31, 2030	$ 22.00	$ 1,542,354.00	$ 128,529.50
6.    Rent, Expenses, and Tax Abatement. Notwithstanding anything in this Amendment to the contrary, so long as no default of Tenant is ongoing beyond any applicable notice and cure period on the date any such installment of Rent is due, Tenant shall be entitled to the following Base Rent, Taxes, and Expenses abatements (collectively, the "Rent Abatement") in the following amounts for such respective periods (such periods collectively, the "Rent Abatement Period"): (i) forty two and ninety four hundredths percent (42.94%) abatement of the monthly installment ofBase Rent and Tenant's Pro Rata Share of Taxes and Expenses for the Premises for the period between November 1, 2021 and October 31, 2023; (ii) twenty one and fifty five hundredths percent (21.55%) abatement of the monthly installment of Base Rent and Tenant's Pro Rata Share of Taxes and Expenses for the Premises for the period between November 1, 2023 and October 31, 2024; and (iii) seven and twenty eight hundredths percent (7.28%) abatement of the monthly installment of Base Rent and Tenant's Pro Rata Share of Taxes and Expenses for the Premises for the period between November 1, 2024 and October 31, 2025. The principal amount of the Rent Abatement for the Rent Abatement Period shall be amortized (using a mortgage amortization) over the period beginning on the First Extension Term Commencement Date and ending on the First Extension Termination Date with interest at eight percent (8%) per annum. If the Lease or Tenant's right to possession of the Premises is terminated by reason of an uncured Monetary Default or Non-Monetary Default by Tenant, the unamortized portion of the Rent Abatement shall immediately become due and payable upon written demand by Landlord. The payment by Tenant of the unamortized portion of the Rent Abatement shall not limit or affect any of Landlord's other rights pursuant to the Lease or at law or in equity.

7.    Base Year Expenses and Base Year Taxes. Commencing on the Adjustment Date, Base Year Expenses set forth in Section 1.15 of the Lease shall be amended to mean $0.00 and Base Year Taxes set forth in Section 1.16 of the Lease shall be amended to mean $0.00. Commencing on the Adjustment Date, but subject to the Rent Abatement set forth in Section 6 hereof, Tenant shall pay Tenant's Pro Rata Share of Taxes and Expenses for the Premises for the balance of the Term (as extended by this Amendment). Sections 4.03 and 4.04 are deleted in their entirety and replaced, respectively, with the provisions set forth in Exhibit A, attached hereto and incorporated by this reference. Section 4.07 of the Lease is hereby deleted in its entirety and replaced with: "Intentionally Omitted".
8.    Tenant's Pro Rata Share; Cap on Controllable Expenses.
a.    The definition of "Tenant's Pro Rata Share" in Section 1.14 of the Lease is confirmed to be 9.425%. For so long as the Center shall contain non-office uses, Landlord shall have the right (but not the obligation) to determine in accordance with sound accounting and management principles, Tenant's Share of Expenses and Taxes for only the office portion of the Building and Amenities, in which event, Tenant's Pro Rata Share shall be based on the ratio of the rentable square footage of the Premises to the rentable square footage of such office portion of the Center and the Amenities. Tenant's Pro Rata Share shall change when space is added to or deleted from the Premises, additional floors or other additions are added to the Center and if Landlord ceases to own a portion of the Center after a subdivision or vertical separation and Landlord no longer has responsibility for the Expenses and Taxes for the portion not owned by Landlord.
b.    Landlord hereby agrees that any increases in the Controllable Expenses (as hereinafter defined) shall not exceed five percent (5%) from the previous years' Controllable Expenses on a cumulative and compounding basis. "Controllable Expenses" shall mean all Expenses other than snow removal costs, utility costs (including condenser and chilled water rates), costs of compliance with laws first enacted after the Effective Date and/or changes in laws first enacted after the Effective Date, management fees to the extent otherwise limited herein, insurance premiums for the Building, and labor and personnel costs (and similar costs under service contracts) covered by union or collective bargaining agreements.
9.    Landlord Contribution. As used herein, "Landlord Contribution" means an allowance in the amount of $350,535.00 to be used for (a) alterations and improvements ("Tenant Installations") made to the Premises, including without limitation the cost of leasehold improvements and demolition ("Hard Costs") and (b) architectural, design, engineering and other consulting fees, cabling, permitting fees and supervisory fees relating to the Tenant Installations ("Soft Costs"; and together with the Hard Costs, collectively, the "Tenant Installation Costs"). Landlord shall disburse funds from the Landlord Contribution within thirty (30) days of Landlord's receipt of the items described in the clauses (ii)(A) - (C) below, provided, however, that for the period commencing on the Effective Date and ending on October 31, 2025, Landlord shall have no obligation to disburse amounts from the Landlord Contribution exceeding an aggregate of $140,214.00 (the "Initial Landlord Contribution Amount"). Any remaining portion of the Landlord Contribution in excess of the Initial Landlord Contribution Amount shall become available to Tenant beginning on the First Extension Term Commencement Date and shall be available to Tenant through the duration of the Term. Any disbursement of the Landlord Contribution to Tenant for reimbursement of its Tenant Installation Costs is conditioned upon the satisfaction of each of the following conditions (collectively, the "Landlord Contribution Conditions"): (i) Tenant is not then in default (beyond any applicable notice and cure period) at the time of any request(s) by Tenant for reimbursement from the Landlord Contribution; and (ii) Tenant has delivered to Landlord together with any such request the following: (A) invoice(s) for such Tenant Installation Costs actually incurred by Tenant to be paid from such installment of the Landlord Contribution; (B) a certificate from an officer of Tenant or an architect retained by Tenant in connection with the performance of such portion of the Tenant Installations stating that all the applicable Tenant Installations have been completed (or, if they have not been completed, the percentage by which such Tenant Installations have been completed as of the date of such reimbursement request); and (C) final (or partial) lien waivers, as applicable, and contractor affidavits from all applicable contractors, subcontractors and material suppliers, all as reasonably required by Landlord and in a form reasonably acceptable to Landlord. All Tenant Installations shall be performed in accordance with and subject to Article IX of the Lease as though they are Alterations. Anything herein to the contrary notwithstanding, commencing on the First Extension Term Commencement Date, Tenant may elect in writing to Landlord to apply any unused portion of the Landlord Contribution as a credit against Base Rent in the manner specified by Tenant in such written election, in which event the Landlord Contribution shall be reduced dollar-for-dollar for any amount so requested in writing to be credited against Base Rent.
10.    Elevator Work. At no cost to Tenant (including, without limitation, as a pass through of Expenses), Landlord shall (a) activate one (1) existing elevator car in the Wabash Street elevator bank to serve the Premises, (b) install one (1) call button for the designated elevator car on both the 6th floor elevator lobby and in the Wabash Avenue lobby of the Building, and (c) install one (1) security card reader within the designated elevator car to control access to the Premises (collectively, the "Elevator Work"). Landlord shall cause said elevator to be programmed to service the Premises on or prior to the date which is six (6) full calendar months following the Effective Date hereof. Tenant agrees that the Elevator Work may occur during Normal Business Hours and that Landlord shall coordinate said Elevator Work with Tenant to minimize interruption of Tenant's business. If as part of Landlord's Elevator Work, current Requirements require construction of a demising wall or elevator vestibule, such construction shall be performed by Landlord, at Landlord sole cost and expense; if current Requirements do not require construction of a demising wall or elevator vestibule but Tenant desires to install one, such construction shall be performed by Tenant, at Tenant's sole cost and expense, which shall be governed by Article IX of the Lease.
11.    Support Dog. The parties acknowledge and agree that, subject to the provisions of this Section 11, one of Tenant's employees shall have the right to bring upon the Center one
(1) dog (the "Support Dog"), provided that such Support Dog has been pre-approved in writing by Landlord (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, Tenant acknowledges and agrees: (i) the Support Dog shall not in any event be permitted to enter in any of the Common Areas, Amenities, or Retail Area of the Center, and (ii) the Support Dog shall only enter the Center through an entrance previously designated by Landlord in writing and to the Premises through a Landlord designated freight elevator. Landlord reserves the right to discontinue Tenant's rights under this Section 11 upon prior written notice if (a) in Landlord's reasonable opinion, the Support Dog materially or adversely affects any other tenant or user of the Center, (b) the Support Dog, in Landlord's reasonable opinion, becomes or has become a danger or nuisance to any other tenant or user of the Center, (c) any Requirement disallows Tenant's use, or (d) in Landlord's reasonable opinion, the Support Dog becomes or has become a danger to the health, safety, operation, maintenance, or use of the Center by any other tenants or users of the Center; provided, however, with respect to the foregoing items (a), (b), and (d), Tenant shall be afforded one (1) opportunity to cure any such violation to Landlord's reasonable satisfaction, failing which Tenant shall not be permitted to bring the Support Dog to the Premises following Landlord's delivery of written notice of such failure. Notwithstanding anything to the contrary contained herein, Landlord further reserves the right to impose reasonable rules and regulations affecting Tenant's rights hereunder and Tenant agrees to comply with the same irrespective of cost to Tenant. In addition, Tenant shall comply with the Pet Rules and Regulations attached hereto as Exhibit E.
12.    Tenant Right to Terminate. Section 3.04(A) of the Lease is hereby deleted in its entirety. The definition of the term "Early Termination Date" is hereby deleted in its entirety and redefined to mean October 31, 2028. The second and third paragraphs of Section 3.04(B) of the Lease are hereby deleted in their entirety and replaced with the following:
"In the event that Tenant elects to terminate this Lease, as provided under this Section 3.04, Tenant shall pay Landlord fifty percent (50%) of the Termination Fee at the same time the Termination Notice is given to Landlord and the remaining fifty percent (50%) on or before the date which is thirty (30) days prior to the Early Termination Date, time being of the essence in payment of the Termination Fee.
The "Termination Fee" is an amount equal to the sum of (A) (i) the unamortized portion of the Landlord Contribution disbursed as of the Early Termination Date, (ii) the unamortized portion of the Rent Abatement as of the Early Termination Date, and (iii) the unamortized portion of the commission paid to the Broker listed in Section 17 of this Amendment as of the Early Termination Date, and (B) an amount equal to the Base Rent, Expenses and Taxes payable (or estimated to be payable) under the Lease for the two (2) calendar months occurring immediately prior to the Early Termination Date. The Landlord Contribution, Rent Abatement and leasing commissions in subsection (A) above shall be amortized on a mortgage amortization basis over the period commencing on November 1, 2025 and ending on October 31, 2030 at a rate of interest of eight (8%) percent per annum."
13.    Tenant Right to Contract Premises. Section 3.05 of the Lease is hereby deleted in its entirety and replaced with the following:
"Section 3.05 Tenant Right to Contract Premises. Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer (inasmuch as the right to contract the Premises hereunder is intended only for the benefit of Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer) shall have the right to surrender to Landlord a portion of the Premises constituting at least 7,500 rentable square feet or up to 21,032 rentable square feet in the Premises based on a demising plan mutually agreed upon between Landlord and Tenant (the percentage of the Premises surrendered, as finally determined as set forth below, the "Contraction Percentage"; such surrendered space, the "Contraction Space"; and such right, the "Contraction Right"). Following Tenant's delivery of the Contraction Notice (as hereinafter defined), Landlord and Tenant shall work together in good faith to make a determination of the final rentable square footage contained in the Contraction Space and the resulting final determination of the Contraction Percentage.
Tenant shall exercise the Contraction Right under this Section 3.05 by providing written notice to Landlord (the "Contraction Notice") no later than October 31, 2027, which Contraction Notice shall further set forth Tenant's determination of the approximate size and location of the Contraction Space by way of a depiction included with the Contraction Notice. If Tenant exercises its Contraction Right under this Section 3.05, the effective date of contraction shall be October 31, 2028 (the "Contraction Date") and Tenant shall surrender the Contraction Space to Landlord no later than the Contraction Date. Tenant covenants and agrees to either (i) reimburse Landlord, within thirty (30) days of Landlord's invoice, for Landlord's actual out-of-pocket cost to construct a building standard demising wall between the Contraction Space and the balance of the Premises retained by Tenant and to separate all utilities serving both the Contraction Space and the remaining portion of the Premises (the "Contraction Demising Work"), or (ii) to perform the Contraction Demising Work at Tenant's sole cost and expense and prior to the Contraction Date. From and after the Contraction Date, and so long as Tenant has vacated same, Base Rent and Tenant's Proportionate Share shall be adjusted to reflect the rentable square feet that Tenant continues to occupy.
In the event that Tenant elects to contract the Premises as provided under this Section 3.05, Tenant shall pay Landlord fifty percent (50%) of the Contraction Fee (defined hereinafter) at the time the Contraction Notice is given to Landlord and the remaining fifty percent (50%) on or before that date which is thirty (30) days prior to the Contraction Date, time being of the essence in payment of the Contraction Fee. The "Contraction Fee" is an amount equal to the Contraction Percentage multiplied by the sum of each of (A) (i) the unamortized portion of the Landlord Contribution disbursed as of the Contraction Date, (ii) the unamortized portion of the Rent Abatement as of the Contraction Date, and (iii) the unamortized portion of the commission paid to the Broker listed in Section 17 below as of the Contraction Date, and (B) an amount equal to the Base Rent, Expenses and Taxes payable (or estimated to be payable) under this Lease for the two (2) calendar months occurring immediately prior to the Contraction Date. The Landlord Contribution, Rent Abatement and leasing commissions in subsection (A) above shall be amortized on a mortgage amortization basis over the period commencing on November 1, 2025 and ending on October 31, 2030 at a rate of interest of eight (8%) percent per annum."
14.    Option to Renew.
a.    Section 1.27 of the Lease is hereby deleted in its entirety and replaced with: "One sixty (60) consecutive calendar month option. see Section 3.02."
b.    Section 3.02(B) of the Lease is hereby deleted in its entirety and replaced with: "Intentionally Omitted".

c.    All references in the lease to "First Option Period" or "First Option Period Market Rent" are hereby deleted and replaced with "Option Period" and "Option Period Market Rent", respectively.
d.    Section 3.02(A) of the Lease is hereby deleted and replaced with the following:
"A. Tenant, by written notice to Landlord given no later than twelve (12) months prior to the Termination Date, time being of the essence, shall have the option to renew the Term of this Lease for the period commencing November 1, 2030 and ending October 31, 2035 (the "Option Period") pursuant to all of the terms, covenants, and conditions of this Lease and at Option Period Market Rent set forth below, provided that at the time the notice hereinabove referred to is given and at the time the Option Period commences, Tenant is open and operating the Premises for the use set forth in the Lease and no Event of Default then exists and this Lease has not been assigned other than in a Permitted Transfer.
"Option Period Market Rent" shall be an amount equal to the annual market rental rate reflecting the net rental rate, real estate taxes and operating expenses, base rent escalations, tenant creditworthiness, tenant improvement allowances, brokerage commissions and all other market inducements then agreed to and accepted between unrelated third parties for comparable class office buildings in the central and east Loop submarkets as of the beginning of the Option Period (the "Option Market Rent Standard"). Landlord and Tenant agree to use good faith efforts to arrive at said Option Period Market Rent within thirty (30) days following the Tenant's exercise of its renewal option. If the parties are unable to mutually agree on the amount of said Option Period Market Rent within such thirty (30) day period, then both Tenant and Landlord shall mutually select a third party Illinois real estate broker (the "Third Party Broker") familiar with the Option Market Rent Standard to determine Option Period Market Rent. If the parties are unable to mutually agree on said Third Party Broker within thirty (30) days thereafter, then both Tenant and Landlord shall each select an Illinois real estate broker familiar with the Option Market Rent Standard and the two brokers shall then select the Third Party Broker to make such determination. The Third Party Broker shall provide its determination to the parties within thirty (30) days of being so engaged to provide its determination of Option Period Market Rent.
The Third Broker's determination of the Option Period Market Rent shall be conclusive and binding on both Tenant and Landlord hereunder. Each party shall pay the costs and expenses, if any, of their broker and the cost of the Third Broker shall be shared equally between Tenant and Landlord."
15.    Right of First Offer. Section 1.26 of the Lease and Section 3.03 of the Lease are each hereby deleted in their entirely and replaced with: "Intentionally Omitted".
16.    Security Deposit. Landlord is currently holding a Letter of Credit in the amount of $583,336.00 as security for Tenant's obligations under the Lease. Provided Tenant is not in default of the Lease (beyond any applicable notice and cure period), Tenant shall have the right to reduce the Letter of Credit so that it reflects the following amounts during the applicable time periods:

Date	Amount
Effective date - October 31, 2024	$583,336.00
November 1, 2024 - October 31, 2025	$500,000.00
November 1, 2025 - October 31, 2026	$400,000.00
November 1, 2026-October 31, 2027	$300,000.00
November 1, 2027 --October 31, 2030	$200,000.00
Except as necessary to adjust dates and amounts as set forth in this Section 16, the provisions of Article VI of the Lease remain in full force and effect.
17.    Assignment and Subletting. Article XII of the Lease is hereby amended as follows:
a.    Section 12.01 is hereby amended as follows:
1. Subsection ill is hereby revised to read ''the proposed transferee is a governmental agency, educational institution, or medical office use."
ii. The following sentence is inserted at the end of Section 12.01: "Anything herein to the contrary notwithstanding, Tenant shall be permitted, as a matter of right, to advertise the availability of the Premises for assignment or sublease to third parties, and any such advertisement may include the proposed rental rate as well as any other information which Tenant reasonably deems desirable or necessary."
b.    Section 12.03 is hereby amended to provide for the following sentence at the end of the section: "Notwithstanding the foregoing, in no event shall Landlord be entitled to any consideration received by Tenant in connection with a Permitted Transfer."
c.    Section 12.05 is hereby amended to include a new subsection "(g)" which reads: "In addition to the foregoing, Tenant may assign or sublet all or a portion of this Lease to any Affiliate of Tenant (an "Affiliate Assignment or Sublease"). Such Affiliate Assignment or Sublease shall be deemed a Permitted Transfer hereunder provided (i) such Affiliate has a liquid net worth equal to the greater of the net worth of Tenant either on the Effective Date of Lease or the effective date of the proposed Transfer, whichever is greater (the "Affiliate Net Worth Test"), or (ii) if such Affiliate does not satisfy the Affiliate Net Worth Test, Tenant agrees to provide either a guaranty of the Lease in a form reasonably acceptable to Landlord or a letter of credit satisfying the requirements of Article VI of the Lease and securing up to three (3) years of Rent thereafter payable under the Lease."

18.    Brokers. Tenant and Landlord represent to each other that they have-not dealt with any real estate broker with respect to this Amendment other than Telos Group, LLC ("Landlord's Broker") and Colliers International ("Tenant's Broker"), and no other broker is in any way entitled to any broker's fee or other payment in connection with this Amendment based upon its acts. Tenant and Landlord shall each indemnify and defend the other party against any claims by any broker or third party for any payment of any kind in connection with this Amendment arising from a breach by Tenant or Landlord, respectively, of the foregoing representations. Landlord shall pay Landlord's Broker and Tenant's Broker commissions pursuant to the terms of a separate written agreements.
19.    Miscellaneous.
a.    Except as modified or amended herein, the Lease is hereby deemed to be in full force and effect unamended hereby.
b.    This Amendment may be executed in multiple counterparts all of which taken together shall constitute one executed original. For purposes of executing this Amendment, any signed document transmitted by facsimile machine or a PDF document transmitted by email transmission shall be considered as an original signature and shall be considered to have the same binding legal effect as an original document. At the request of either party, any document transmitted by facsimile or email shall be re-executed by the applicable parties in an original form, it being agreed that the failure by any party to so re-execute such document shall not affect the binding legal effect of such document.
c.    Time is of the essence for this Amendment and each provision hereof and thereof.
d.    Submission of this instrument for examination shall not bind Landlord or Tenant, and no duty or obligation on Landlord or Tenant shall arise under this instrument until this instrument is signed and delivered by each of Landlord and Tenant.
e.    This Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant's leasing of the Premises. Except for the Lease and this Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.
f.    If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid, or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such illegal, invalid, or unenforceable provision did not exist herein.
g.    This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
h.    This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.
[Remainder of page left blank; signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

601W SULLIVAN LLC,		BASIS GLOBAL TECHNOLOGIES, INC.,
a Delaware limited liability company		a Delaware corporation,

By:	/s/ Mark Karasick	By:	/s/ Clayton Kossl
Title:	Managing Director	Name:	Clayton Kossl
		Title:	Chief Financial Officer

BLUTH SULLIVAN LLC,
a Delaware limited liability company

By:	/s/ Mark Karasick
Title:	Managing Director

SILVER SULLIVAN LLC,
a Delaware limited liability company

By:	/s/ Mark Karasick
Title:	Managing Director

EXHIBIT A
Operating Expenses and Taxes
Section 4.03 Expenses Defined: "Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord incurs, pays or accrues during any calendar year for the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Center or any portion thereof, net of amounts payable to Landlord by the Retail Owner (as such term is defined in the Declaration) under the Declaration for Expenses. Expenses include the cost of (i) operating, maintaining and repairing the Center, Base Building, Common Areas, Amenities and Building Systems; (ii) licenses, certificates, permits and inspections and the contesting compliance with Requirements, (iii) all insurance maintained by Landlord in connection with the Center; (iv) landscaping, relamping, and all supplies, tools, equipment and materials for the Center, (v) Market Rent for the Amenities and management office in Building and costs of operating, maintaining and repairing the Amenities net of any gross revenue received from such Amenities, (vi) reasonable third party management fees, consulting fees, legal fees, accounting fees and all other reasonable fees and amounts paid to third party contractors, consultants, and service and utility providers; (vii) rent for equipment and other personal property exclusively located within or used at the Center; (viii) compensation, benefits, employment taxes and other costs for employees of Landlord and its agents working on the Center; (ix) replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs, sidewalks, and other walkways, routine roof repairs and maintenance (but excluding roof replacement) ; (xi) cost of any tenant relation programs reasonably established by Landlord, (xii) payments under Requirements, (xiii) amounts payable to the Retail Owner under the Declaration and (xii) the leasing or rental costs of any rotating or other art program for the Building. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Expenses) to a tenant other than Tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Expenses shall be deemed to be increased by an amount equal to the additional Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Center is not at least one hundred percent (100%) occupied during all or a portion of any calendar year, Landlord shall make an appropriate adjustment to the components of Expenses that vary with occupancy for such year to determine the amount of Expenses that would have been incurred had the Center been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Expenses for such year. Notwithstanding the foregoing, Expenses shall not include Excluded Expenses. As used herein, "Excluded Expenses" shall mean (i) management fees in excess of three percent (3%) of the gross revenue from the Center, (ii) advertising and promotional expenses, (iii) depreciation, amortization and capital expenditures except for amortization of capital expenditures (x) made primarily to reduce Expenses, (y) made to comply with any Requirements or (z) for replacements (as opposed to additions or new improvements) of non-structural items located in the Common Areas of the Center required to keep such areas in good condition with such capital expenditures (together with interest at the then Prime Rate plus two (2) percentage points) amortized for purposes of this Lease over the shorter of (A) their useful lives or (B) in the case of clause (x) above, the period during which the reasonably estimated savings in Expenses equals the expenditures, (iv) interest, principal payments, fixed rent on mortgages and other debt, (v) bad debt or rent losses or reserves for such losses, (vi) political and charitable contributions, fines, penalties and interest on late payments by Landlord, (vii) Taxes, franchise taxes and income and other taxes determined based on Landlord's net income, (viii) costs that are reimbursed from insurance, warranty or condemnation proceeds or
Exhibit A-1

are reimbursable by Tenant, other tenants or occupants of the Center or third parties (other than pursuant to rent escalation provisions similar to Additional Rent), (ix) costs of services Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement, (x) costs related to the operation of the entity constituting Landlord as distinguished from the costs of operation of the Center including annual audit and accounting costs (other than accounting and audit costs and expenses to determine Expenses), (xi) legal, accounting, appraisal and other costs related to disputes with actual or prospective tenants, lenders, buyers or owners and in defending Landlord's title to the Center and costs of selling, syndicating, financing, mortgaging or hypothecating Landlord's interest in the Center; (xii) wages and benefits paid to (a) personnel above the level of general manager of the Center, (b) employees who do not work full time at the Center unless such wages and benefits are adjusted to reflect time spent on the Center and (c) clerks, attendants or other persons in commercial concessions operated by the Landlord other than concierge services and Amenities; (xiii) unless limited by other provisions of this definition, costs paid to Landlord or its Affiliates for services, work or goods in excess of the costs that would be payable in an arms-length or unrelated situation for comparable services, goods or work; (xiv) costs arising from the gross negligence or willful misconduct of Landlord or its agents or employees; (xv) Leasing Costs; and (xvi) cost of correcting any latent defects or original design defects in the Building; (xvii) construction, materials, or equipment; (xviii) expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord.
Section 4.04 Taxes Defined. "Taxes" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Office Area, or any portion thereof) payable in a calendar year in connection with the ownership, leasing and operation of the Office Area owned by Landlord without regard to the year for which such Taxes were assessed or imposed. Taxes shall include the cost (including reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Taxes and the amount of any tax adjustment payment to the Retail Owner under the Declaration. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Center) unless such taxes are imposed in lieu of Taxes as otherwise defined above, any items included as Expenses, and any Tenant Taxes. As used herein, "Tenant Taxes" means all taxes, charges or other governmental impositions assessed against or levied upon Tenant's Property located in the Premises, and any Tenant improvements that are considered personal property by the applicable Governmental Authorities, and any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on Rent or services provided herein or otherwise respecting this Lease.
Exhibit A-2

EXHIBIT B
Additional Definitions
"Affiliate" shall mean for any person, any business entity which Controls, is Controlled by, or is under common Control with such person. "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management polices of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
"Amenities" shall mean those portions of the Building and adjoining property that Landlord may provide for the use of its tenants and agents and their employees including a fitness center, conference center, lounge, bicycle parking and concierge services. Any conference center shall be available on a first come first serve basis. Tenant and others may reserve use of certain of the Amenities after Normal Business Hours for an additional charge. Landlord may impose reasonable charges for the use of the fitness center and conference center. Landlord reserves the right to assess usage of the Amenities throughout the Term as the Building demand shifts and Landlord reserves the right to change the use, size and design of the Amenities to better serve the Building tenancy. Landlord will have the option to relocate any Amenities within the Building, but must maintain the same size and scope. Tenant's obligations under this Lease (other than the fee obligations set forth above) shall not be conditioned on the availability of all or any of the Amenities.
"Building Systems" shall mean the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator, chilled and condenser water and other service systems or facilities of the Center up to the point of connection to localized distribution to the premises of tenants (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the Base Building risers, feeders, panelboards, etc. for provision of such services to the premises of tenants).
"Base Building" shall mean the structural portions of the Center (including exterior walls, roof, structural supports and core of the Building), the Building Systems, Common Areas, and the public restrooms, elevators, exit stairwells and the Building Systems located in the internal core of the Building.
"Comparable Buildings" shall mean office buildings of comparable age and quality in the central and east loop of the City.
"Declaration" shall mean the Declaration of Covenants, Conditions, Restrictions and Easements for the Sullivan Center, One South State Street, Chicago, Illinois, dated August 31, 2016 and recorded as Document Number [*] in the office of the Recorder of Deeds of Cook County.
"Governmental Authority" shall mean the United States of America, the City of Chicago, County of Cook, or State of Illinois, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Center.
"Hazardous Materials" shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical,
Exhibit B-1

substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right to-know" requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.
"Lease Concessions" shall mean any concessions provided by Landlord in connection with the leasing of space in the Center including rent abatements and credits, lease assumption or take over expenses, costs to improve space for tenants or prospective tenants, architectural, engineering and space planning fees and tenant improvement allowances.
"Leasing Costs" shall mean Lease Concessions, leasing commissions or brokerage fees, and reasonable third party legal fees incurred in negotiating and documenting leases and lease amendments.
"Market Rent" shall mean the fair market annual rental rate per rentable square foot for the space and term in question determined as of the applicable date set forth in this Lease, based on comparable spaces and comparable terms in the Building and in Comparable Buildings, including all of Landlord's services provided for in this Lease, and with the space in question considered as vacant and in its "as is" condition existing on the applicable date. The determination of Market Rent shall be further adjusted as necessary to take into account all relevant factors, including but not limited to any Lease Concessions (or the absence thereof) to be provided by Landlord for the space and provided by Landlord under leases of comparable spaces in Comparable Buildings and term in question and the manner in which Tenant pays its share of real estate taxes or operating expenses of the Building.
"Requirements" shall mean all (i) present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of all Governmental Authorities, the Americans With Disabilities Act, 42 U.S.C. §12,101 (et seq.), the Environmental Barriers Act, 410 ILLS, 25/1-8 (et seq.) and any law oflike import, and all rules, regulations and government orders with respect thereto ("ADA"), and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, (ii) any requirements of applicable fire rating bureau or other body exercising similar functions, affecting the Center or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same. (iii) all requirements of all insurance bodies affecting the Center including Landlord's insurance policies, (iv) all rules, regulations and requirements of utility service providers serving the Center; (v) the terms of any recorded easements, covenants, conditions and restrictions now or hereafter affecting the Center including the Declaration, (vi) the terms, provisions and conditions of any designation of the Center or portions thereof as a historical landmark by the City of Chicago, (vii) the Green Building Requirements (attached hereto as Exhibit C and made a part hereof by this reference) and (viii) any requirements necessary to maintain the LEED certification awarded to the Center.

Exhibit B-2

EXHIBITC
Green Building Requirements
The Landlord has established tenant guidelines, contained in this Exhibit, that outline tenant’s obligations regarding the design and construction of the tenant's improvements and expectations of sustainability practices after the tenant moves into the Building. Tenant is required to comply with all of the guidelines noted below, whether or not they seek LEED certification for the Leased Premises.
The following tenant guidelines are formatted to the relevant categories of the U.S. Green Building Council ("USGBC") Leadership in Energy and Environmental Design (''LEED"') green building rating system:
Energy Efficiency
EAp2: Minimum Energy Performance
The leased premises must comply with Illinois Energy Code: 2015 IECC with Amendments.
EAp3: Fundamental Refrigerant Management
There shall be Zero use of chloro11uorocarbcn (CFC)-based refrigerants in tenant scope of work.
Indoor Environmental Quality
IEQp1:
Mechanical ventilation systems installed in the space as a function of the Tenant fit-out shall be compatible with the Building's base systems and meet or exceed the minimum requirement of ASHRAE 62-2007.
IEQp2:
Tenants shall adopt and enforce a no smoking policy for the Leased Premises and all spaces inside the Building, in the garage, on the roof, and within 25 feet of any air intake, operable window, er entrance to the Building.
Exhibit C-1

EXHIBITD
[Intentionally Omitted]
Exhibit D-1

EXHIBITE
Pet Rules and Regulations
1.    The Pet shall be brought into and taken out of the Premises and Center through ingress and egress points selected by Landlord (Service Elevator Car #40 or 41) only and shall not be allowed in the Office Area or Retail Area Common Areas of the Center.
2.    Pets shall be limited to domestic dogs. The following dog breeds shall not be allowed in the Center: American pit bull terrier, American bull dog, German Shepard, Dalmatian, Shar-Pei, Rottweiler, Presa Canario, Chow, Doberman Pinscher, Akita, Wolf - hybrid, Cane Corso, Alaskan Malamute or mix with these breeds. Young dogs and cats shall not be considered pets until they have been adequately trained.
3.    All dogs shall be registered with the Office of the Building and have all required licenses and proof that their Pets are clean, properly vaccinated and free of fleas and parasites. Owners of dogs must provide Landlord with their Pet's most recent veterinarian documentation, a colored picture of their Pet and a current certificate of pet liability insurance for not less than $300,000 per occurrence naming Landlord and Landlord's agent as additional insureds which insurance shall be primary to Landlord and its agent. Pet owners shall also provide Landlord with waivers of claims and indemnities reasonably satisfactory to Landlord.
4.    All dogs must be kept on a leash at all times while in common areas when traveling to and from the Premises. No dogs shall be in the common areas except in connection with ingress or egress from the Building. No Pets shall be in any amenity space provided by Landlord.
5.    No more than 1 dog shall be in the Premises at any one time. No Pet shall be left in the Premises overnight or while the owner is not present in the Building. Tenant shall maintain a Pet policy consistent with these Pet Rules and Regulations addressing Pets in the Premises.
6.    Pet owners are responsible for cleaning up after their Pets and disposing of Pet waste in appropriate containers provided by Tenant. Tenant shall arrange, at Tenant's cost, for the proper disposal of all Pet waste. Pet waste shall not be placed in Tenant's normal office waste. If the Pet eliminates within the Premises or the Center, Tenant shall pay a minimum fee of
$100.00 per occurrence for additional janitorial service necessary to remove any traces thereof. Under no circumstances will litter boxes or other waste disposal systems for the Pet be permitted in the Premises or the Center.
7.    Upon termination of this Lease or Tenant's possession of the Premises and notwithstanding any other provision of this Lease, Tenant shall repair any damage caused by Pets including any damage to carpets or flooring caused by Pet waste.
8.        Tenant shall indemnify and hold Landlord harmless from any damage to property of Landlord or others or injury or death of persons arising from the presence of Pets in the Building and limitations on liability shall not apply to claims arising from the presence of Pets in the Building. Tenant's liability insurance provided pursuant to the Lease shall cover, or be endorsed to cover, bodily injury, death and property damage caused by Pets in the Building.
9.    Landlord may deny access to any dog that is not well trained, who is sick or who require the removal of any Pet that violates the provisions of these Pet Rules and Regulations, is a danger to persons in the Building or who disrupts other tenants in the Building.
Exhibit E-1

10.    In the event of any breach of these rules, or if Landlord determines at Landlord's reasonable discretion, that the Pet has become a nuisance, Landlord shall have the right, upon written notice to Tenant, to terminate the Pet privilege at the Center.
Exhibit E-2